EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Brink’s Company:

We consent to the incorporation by reference in the registration statements  on Form S-8 (Nos. 2-64258, 33-2039, 33-21393, 33-53565, 333-78631, 333-70758, 333-70772, 333-146673, 333-152552, 333-133073, 333-158285, and 333-165567)  and on Form S-3 (No. 333-179752) of The Brink’s Company of our report dated February 27, 2013, with respect to the consolidated balance sheets of The Brink’s Company as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 annual report on Form 10-K of The Brink’s Company.

Richmond, Virginia
February 27, 2013